CONSENT OF SRK CONSULTING (U.S.) INC.

The undersigned hereby consents to:

(i)

the filing of the written disclosure regarding the technical report entitled “NI 43-101 Technical Report on Resources Wate Uranium Breccia Pipe – Northern Arizona, USA” dated March 10, 2015 (the “Technical Disclosure”), contained in the Annual Report on Form 10-K for the period ended December 31, 2015 (the “10-K”) of Energy Fuels Inc. (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-3 Registration Statement being filed with the SEC, and any amendments thereto (the “S-3”); and

(iii)	the use of our name in the 10-K and the S-3.

SRK CONSULTING (U.S.) INC.

/s/ Corolla Hoag
Name: Ms. Corolla Hoag
Title: Practice Leader

Date: April 15, 2016